Loan and Guarantee for Loan Agreement

Lender: Rural Credit Cooperative of Xushui County, Dayin Branch

Borrower: Hebei Baoding Orient Paper Milling Co., Ltd

Guarantor: Hebei Chenyang Industry and Trade Group Co., Ltd.

Upon mutual negotiations between the Lender, the Borrower, and the Guarantor, all parties agree to enter into this Loan and Guarantee for Loan Agreement (the “Agreement”), pursuant to the applicable laws and regulations.

1.	The Lender agrees to release the loan set forth as below:
1.1	Loan Type: Long term( For 3 years)
1.2	Loan Purpose: To purchase raw materials
1.3	Loan Amount: RMB13,280,000 yuan (RMB Thirteen Million Two Hundred and Eighty Thousand Yuan)
1.4	Loan Period: From September 16, 2008 to September 16, 2011
1.5	Loan Interest Rate: 7.74‰
1.6	Repayment Method: Interest be settled by month, and principal be paid off by one time on maturity date
2.	The Borrower hereby warrants as follows:
2.1	Make the repayment of the principal and the interest on time;
2.2	Use the loan for the purpose set forth in this Agreement, and shall not change the purpose;
2.3	Provide the Lender with fairly balance sheet, income statement, all bank accounts and account numbers, and other information, as applicable;
2.4	Accept the supervision in the usage of the loans, production and operating activities, as well as the financial conditions, by the Lender;
2.5

Shall not use the assets owned by the Borrower to secure other debts without the Lender’s prior consent, and only to the extent that shall not affect the Lender’s ability to take back the loans on maturity date;

2.6	Shall notify the Lender prior to the changes in the legal representative, corporate address, business location and registered capital;
2.7

Shall notify the Lender previously and implement the repayment measures, in case of lease, shareholder structure reforming, pool, merger, acquiring,joint-ventured,separation, capital reduction, changes in shareholder structure, significant transfer of assets, and the changes in the external investments.

3.	The Lender warrants as follows:
3.1	Provide the loans to the Borrower in accordance with the schedule and amount set forth in this Agreement;

3.2	Shall not collect from the Borrower any other fees that are excluded in this Agreement;
3.3	Keep confidential for Borrower’s debts, financial, production and operating conditions.

4.

If the Borrower cannot repay the loan according to the schedule provided in this Agreement in case of special situation, then the Borrower shall furnish a written application to the Lender, by 10 days in advance of the maturity date. The loan under this Agreement shall not be extended until the Extension Agreement is executed upon the agreement of the Lender.

However, the interest rate of the loan shall be determined by level of the cumulative term.
5.	The Guarantor warrants as follows:
5.1	Assume joint and several liabilities for the Borrower’s debts.
5.2

The Guarantee Period shall be from the date of the loan to the next two years after the maturity of the loan. If the loan is extended, the Guarantor shall continue to assume the guarantee liabilities, accordingly, the Guarantee Period shall be extended to the next two years after the maturity of the extended loan.

5.3	The Guarantee shall include the principal, interest and the fees for the Lender to realize the credit rights.
In case that the Guarantor(s) is not a single person, the Guarantor(s) shall assume joint and several liabilities for the Borrower’s debts among themselves.

6.	Liabilities:
6.1	Liabilities for the Borrower.
6.1.1

If the Borrower fails to repay the principal according to the schedule set forth in this Agreement, the Borrower shall pay the interest calculated by a daily interest rate of 0.3‰ from the overdue date;

6.1.2	If the Borrower fails to pay the interest in a timely basis, the Borrower shall pay compounding interest for the unpaid interest;
6.1.3	If the Borrower fails to use the loan in accordance with the agreed usage of the Loan, the Borrower shall pay the interest calculated by a daily interest rate of 0.4‰ for the misused loans;

6.1.4

If the Borrower fails to comply with the provisions set forth in 2.2-2.7, the Lender shall has the right to terminate the loan that have not been released, and take back the loan that have not been due in advance.

The Guarantor shall assume the guarantee liabilities for taking back the loans that have not been due in advance.

6.2	Liabilities for the Lender:
6.2.1

If the Lender fails to provide the loans to the Borrower in accordance with the schedule and amount set forth in this Agreement, the Lender shall pay penalty fees that is calculated by a daily interest rate of 0.1‰ on the basis of the days and amounts of the default.

6.2.2

If the Lender fails to comply with item 3.2, the Borrower shall has the right to refuse to accept the loan. If the Lender fails to comply with item 3, the Borrower may file a complaint with People's Bank.

7.

The Lender takes back the loans upon the maturity or take bake the loans ahead of the maturity date pursuant to item 6, the Lender may deduct the payment from the Borrower’ account or the Guarantor’s account.

8.	Any disputes arising from the execution of this Agreement shall be submitted to the Peoples Court at the location of the Lender for judgment.

9.	Other matters agreed upon by the parties: None.

10.	Any other matters not expressly stated herein, shall be settled pursuant to the applicable laws and regulations.

11.

This Agreement is executed in three copies and become effective when signatures and seals are made by all parties, Each of them held by the Borrower, the Guarantor and the Lender, are equally authentic.

Borrower: Hebei Baoding Orient Paper Milling Co., Ltd.

(Seal)

Legal representative: Zhenyong Liu

Lender: Rural Credit Cooperative of Xushui County, Dayin Branch

(Seal)

Legal representative: Xinmin Li

Guarantor: Hebei Chenyang Industry and Trade Group Co., Ltd.

(Seal)

Legal representative: Jinguang Liu

Dated August 12, 2008 at Rural Credit Cooperative of Xushui County, Dayin Branch